EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS THIRD QUARTER RESULTS

ATLANTA, Georgia, November 13, 2008 - Atlantic American Corporation (Nasdaq-AAME) today reported a net loss of $0.2 million, or $0.03 per diluted share, for the three month period ended September 30, 2008, compared to net income of $1.8 million, or $0.06 per diluted share, for the three month period ended September 30, 2007. For the nine month period ended September 30, 2008, the net loss was $1.1 million, or $0.11 per diluted share, compared to net income of $3.1 million, or $0.08 per diluted share, for the comparable period in 2007. Results for the nine month period ended September 30, 2008 included a loss from discontinued operations of approximately $2.2 million as compared to income from discontinued operations of $0.3 million for the nine month period ended September 30, 2007. Discontinued operations are composed of the Company’s regional property and casualty companies which were disposed of on March 31, 2008.

Total revenues for the three month period ended September 30, 2008, were $25.6 million, decreasing 10% from $28.5 million for the three month period ended September 30, 2007. Insurance premiums during this quarter decreased 6% from the comparable 2007 premiums. For the nine month period ended September 30, 2008, revenues were $77.1 million, decreasing 9% from the comparable 2007 period revenues of $84.6 million. Insurance premiums during the nine month period ended September 30, 2008 decreased 8% from the comparable period in 2007. Revenue and premium declines during both the three month and nine month periods ended September 30, 2008 occurred in each of the Company’s segments and were primarily attributable to continued intense pricing and product competition.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated, “While our premiums have dropped year to date, our new business sales have increased over the last two quarters. As the related premiums are earned, we will see a return to growth in our continuing operations. Since the beginning of 2008 we have repaid all of our bank borrowings and, recently in October, we redeemed all of our Series B preferred stock. Such actions have the effect of deleveraging our balance sheet in an attempt to simplify our Company and its operations. We expect all of these actions will have a very beneficial effect on our earnings prospectively.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Consolidated Financial Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; In thousands, except per share data)	2008	2007	2008	2007
Insurance premiums	$ 22,831	$ 24,329	$ 68,230	$ 74,090
Investment income	3,111	2,936	8,779	8,796
Realized investment (losses) gains, net	(367)	1,074	(341)	1,071
Other income	41	177	420	599
Total revenue	25,616	28,516	77,088	84,556
Insurance benefits and losses incurred	15,067	14,049	42,662	45,224
Commissions and underwriting expenses	7,192	8,673	22,915	25,222
Interest expense	795	1,049	2,517	3,115
Other	2,626	2,313	7,267	6,368
Total benefits and expenses	25,680	26,084	75,361	79,929
(Loss) income from continuing operations before income taxes	(64)	2,432	1,727	4,627
Income tax expense	102	656	684	1,816
(Loss) income from continuing operations	(166)	1,776	1,043	2,811
Income (loss) from discontinued operations, net of tax	-	30	(2,166)	280
Net (loss) income	$ (166)	$ 1,806	$ (1,123)	$ 3,091
Net income (loss) per common share:
Basic income (loss) per common share:
(Loss) income from continuing operations	$ (0.03)	$ 0.06	$ (0.01)	$ 0.07
(Loss) income from discontinued operations	-	-	(0.10)	0.01
Net (loss) income applicable to common shareholders	$ (0.03)	$ 0.06	$ (0.11)	$ 0.08
Diluted income (loss) per common share:
(Loss) income from continuing operations	$ (0.03)	$ 0.06	$ (0.01)	$ 0.07
(Loss) income from discontinued operations	-	-	(0.10)	0.01
Net (loss) income applicable to common shareholders	$ (0.03)	$ 0.06	$ (0.11)	$ 0.08

Selected Balance Sheet Data	September 30, 2008	December 31, 2007
Total investments	$ 180,321	$ 178,059
Total assets	276,833	458,254
Insurance reserves and policy funds	130,043	128,078
Debt	41,238	53,988
Total shareholders' equity	73,913	87,794
Book value per common share*	2.44	3.09

* Book value per common share is calculated based on investments being valued at their estimated market values at September 30, 2008 and December 31, 2007, respectively.